CONFORMED COPY







                                September 6, 1996






   Swing-N-Slide Corp.
   1212 Barberry Drive
   Janesville, WI  53545

   Attention:     Richard G. Mueller, President
                  and Chief Executive Officer

   Gentlemen:

             Glencoe Investment Corporation ("Glencoe") and Desai Capital Management Incorporated ("Desai") are pleased to act as acquisition advisers to Swing-N-Slide Corp. ("Company"). This letter agreement is to confirm our understanding with respect to our engagement. In this regard, Glencoe and Desai will provide, as determined in consultation with the Company, (a) assistance to the Company to undertake certain purchases or acquisitions including providing valuation advice, negotiating and assisting with the due diligence process; (b) various financing techniques and alternatives with regard to acquisition funding; (c) periodic analysis of the Company's acquisition resources, investment objectives and capacity to compete for acquisition opportunities; (d) periodic review of other strategic restructuring alternatives which could provide long-term benefits and enhance value to the Company shareholders; and (e) such other acquisition services the Company and Glencoe and Desai may mutually agree upon.

             In furtherance of the general services referred to above, Glencoe and Desai will advise the Company in connection with its currently pending acquisitions named by the Company as Project Tiger and Project Lion and with such other acquisitions as the board of directors of the Company (the "Board") shall request that they act as acquisition advisors under this agreement (the "Acquisitions"). Our services in connection with the Acquisitions will include:

             1. Detailed Due Diligence - extensive strategic, operational and financial due diligence of Tiger and Lion and other acquisition targets leading to a detailed report to be presented to the Board which would fully assess these issues. Subject to oversight by the Board, Glencoe and Desai will direct all aspects of the Acquisitions, some of which will be performed by Company management, the Company's financial agent and other third party advisors.

             2. Analysis and Structuring of Transactions. Glencoe and Desai will develop detailed financial models under various acquisition structure alternatives to evaluate the potential Acquisitions. Glencoe and Desai will prepare financial models for prospective lenders and equity investors. Glencoe and Desai will provide the Board with a detailed assessment of various strategic and structural alternatives for each Acquisition and, on behalf of the Company, will negotiate principal acquisition agreements.

             3. Debt and Equity Corporate Financing. Glencoe and Desai, in coordination with the Company and its other advisors, will prepare detailed private placement memoranda for potential purchasers of Company debt securities and equity securities necessary to finance the potential Acquisitions. Glencoe and Desai will assist in identifying and qualifying potential investors and negotiating the terms of the respective securities purchase agreements.

             As compensation for the Acquisition services to be provided by Glencoe and Desai hereunder, the Company agrees to pay a fee equal to:

              (i) 4.0% of the gross proceeds of new equity raised by the Company for an Acquisition during the term of this agreement,

             (ii) 1.125% of senior loan financing received by the Company for an Acquisition during the term of this agreement, including the refinancing of the Company's existing senior loan obligations (less the amount of any fees paid to other placement agents), and

             (iii) 1.00% of the Transaction Value on an Acquisition consummated by the Company or its subsidiaries during the term of this agreement. The term "Transaction Value" means an amount equal to (a) the aggregate of the fair market value of any consideration paid by the Company or its subsidiaries or securityholders, whether in cash, securities or other property, in connection with the purchase of equity securities or assets of, or the merger with, an entity which is not an affiliate of the Company on the date hereof, plus (b) the amount of obligations for borrowed money on the balance sheet of any such acquired company immediately prior to such purchase.

             In addition, the Company agrees to reimburse Glencoe and Desai, upon request made from time to time, for their reasonable out-of-pocket expenses incurred in connection with activities under this letter, including the reasonable fees and disbursements of legal counsel and other outside advisers engaged to assist in connection with the services rendered hereunder.


             These fees are in addition to the $75,000 quarterly management fee currently paid by the Company to Glencoe and Desai.

             The Company will furnish Glencoe and Desai with such information as is appropriate to enable them to fulfill their obligations under this letter agreement. Glencoe and Desai will enter into an appropriate confidentiality agreement with respect to such information.

             The Company agrees to indemnify Glencoe and Desai and their respective affiliates and their respective directors, officers, employees, agents and controlling persons from and against any and all losses, claims, damages and liabilities, joint or several, to which Glencoe or Desai may become subject under any applicable federal or state law or otherwise related to or arising out of any transaction or matter contemplated by this letter agreement or the engagement of Glencoe and Desai pursuant hereto, and the performance of services contemplated by this letter agreement, except to the extent caused by Glencoe's or Desai's gross negligence or wilful misconduct. The Company will reimburse Glencoe and Desai for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not Glencoe or Desai is a party, and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

             The Company acknowledges and agrees that Glencoe and Desai have been retained solely to provide the advice or services set forth in this agreement. Glencoe and Desai shall act as independent contractors, and any duties arising out of their engagement hereunder shall be owed solely to the Company.

             This agreement shall not give rise to any express or implied commitment by Glencoe or Desai to purchase or place any securities of or loans to the Company. No waiver, amendment or other modification of this agreement shall be effective unless it specifically refers in writing to how this agreement is being changed and is signed by each party to be bound thereby.

             Glencoe and Desai will act for the Company as provided above through the first anniversary of this letter, with an automatic one-year renewal period on such anniversary and on each anniversary thereof, unless this agreement shall have been terminated by either party on no less than 30 days written notice to the other party prior to such renewal date, it being understood that the provisions relating to the confidential treatment of information, the payment of fees and expenses, indemnifications, the status of Glencoe and Desai as an independent contractors and the limitation on to whom Glencoe and Desai shall owe any duties will survive the term of this agreement.

             Please confirm the foregoing sets forth our agreement by signing and returning to Glencoe the duplicate copy of this letter agreement enclosed herewith.

                                      Very truly yours,

                                      GLENCOE INVESTMENT CORPORATION


                                      By:  /S/ David S. Evans
                                           David S. Evans
                                           President


                                      DESAI CAPITAL MANAGEMENT


                                      By:  /S/ Frank J. Pados, Jr.


   Accepted and agreed as of the
   date first written above.

   SWING-N-SLIDE CORP.


   By:  /S/ Richard G. Mueller
        Richard G. Mueller
        President